Exhibit 10.34

December 2, 2025

Re: Transition Agreement
Dear Keith,
As we have discussed, you have advised the Company that you will retire from Equinix, Inc. (the “Company”), and your employment with the Company will end, on March 1, 2027 (except as otherwise provided in Sections I or III below) (the “Separation Date”), unless extended by mutual agreement between the parties. To ensure an efficient and smooth transition of your duties, you and the Company have agreed that the Company will retain your services through the Separation Date (or such earlier date as provided in Section III below) (the “Transition Period”) on the terms set forth in this letter agreement (the “Agreement”).
I.Services
The Transition Period shall consist of an Initial Service Period and a Subsequent Service Period, as follows:
(a)Initial Service Period. You and the Company agree that you shall continue to be employed on a full-time basis and to serve in the role of Chief Financial Officer from the date of this Agreement until the date of commencement of employment of the Company’s new Chief Financial Officer (such period, the “Initial Service Period” and the date of commencement of employment of the new Chief Financial Officer, the “CFO Transition Date”).
(b)Subsequent Service Period. For the portion of the Transition Period following the CFO Transition Date and until the Separation Date (the “Subsequent Service Period”), you will be employed in a part-time advisory capacity and will have the title of “Special Advisor to the CEO.” During the Subsequent Service Period, you will continue to be employed by the Company and will perform such duties as reasonably directed by the Chief Executive Officer (the “Services”), which may include (without limitation) those duties listed on, and subject to the limitations contained in, Attachment A.
You agree that you will not be employed by or provide services to any other person or entity during the Transition Period, except as specifically permitted by this Agreement, recognizing that such activity not permitted by this Agreement shall terminate the Transition Period as set forth below. During the Transition Period you may (i) serve on the board of directors or similar governing body of other business entities and (ii) engage in other outside activities; provided, however, that any board service or activities that (A) create a possible conflict with the Company, (B) are related in any way to the Company’s business, or (C) are part-time services for compensation (other than board service in the case of this clause (C)) must be approved in writing by the Company’s Chief Legal Officer, which approval shall not be unreasonably withheld, conditioned or delayed. In addition, any employment or full-time services for compensation with any other person or entity during the Transition Period shall be prohibited, and the Transition Period shall automatically terminate upon your commencement of such employment or other full-time service. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, you may continue to engage in the current board of directors and similar activities set forth on Attachment B during the Transition Period, and during the Subsequent Service Period, you may engage, without Company approval, in services as a director of any person or entity (whether or not for compensation) provided such service neither creates a possible conflict nor relates to the Company’s business.
As of the CFO Transition Date, you will no longer be considered an officer of the Company. However, during the Transition Period, you shall remain subject to the Company's Securities Trading Policy, including as it relates to transactions involving Company securities, trading windows for transactions involving Company securities and transactions involving the securities of companies with whom the Company has a business relationship.
II.Compensation during the Transition Period
(a)Salary. During the Transition Period, you shall continue to receive a base salary, in accordance with the Company’s payroll procedures (the “Base Salary”). Your Base Salary during the Transition Period shall be calculated as follows: (i) during the Initial Service Period, and through the last day of the month following the end of the Initial Service Period, your Base Salary will be equal to your salary as in effect immediately prior to the date hereof (i.e., rate of $680,000 per year) and (ii) after the period described in (i) above, and during the Subsequent Service Period, your Base Salary shall be paid at the rate of $48,000 per annum. Your Base Salary shall be payable in installments in accordance with the regular payroll practices of the Company.

(b)Equity Awards. You will continue to vest in your currently outstanding equity awards of the Company during the Transition Period, subject to the terms of the Company’s 2020 Equity Incentive Plan (the “Plan”) and your equity award agreements. For the avoidance of doubt, your provision of Services and agreed-upon continued employment with the Company under this Agreement are sufficient to meet any and all employment, service provider or similar criteria in the Plan and equity award agreements. Any equity awards that have not vested as of the end of the Transition Period shall be permanently forfeited. In all other respects, the terms of your outstanding equity awards shall continue to be governed by the terms and conditions of the Plan and your equity award agreements. The Company does not intend to grant you any new equity awards after the date of this Agreement.
(c)Benefit Plans. During the Initial Service Period and the Subsequent Service Period, through the end of the Transition Period, you will continue to be eligible to participate in the Company’s employee benefit plans to the extent permitted by applicable plan terms and Company policy. Following the end of the Transition Period, you will be eligible to elect “COBRA” health continuation coverage.
(d)Bonus. Subject to your compliance with the terms hereof, you shall receive payment of your fiscal year 2025 annual incentive plan bonus in accordance with the terms of the Equinix, Inc. Global Annual Incentive Plan (the “FY 2025 Bonus”). You will not be eligible to receive any cash bonus, whether pursuant to the Company’s Global Annual Incentive Plan or otherwise, in respect of any period after December 31, 2025.
(e)Severance. Until the CFO Transition Date, you will remain eligible to receive the severance and other benefits set forth in your Severance Agreement with the Company dated October 3, 2019 (the “Severance Agreement”), or any successor agreement or severance plan, subject to the satisfaction of the terms and conditions set forth therein. After the CFO Transition Date, during the Subsequent Service Period, you will no longer be eligible for any severance or other benefits provided under the Severance Agreement or in any other severance plan sponsored or maintained by the Company or any subsidiary.
(f)Accrued Vacation. On the CFO Transition Date, you shall be entitled to receive payment for all of your accrued but unused vacation entitlement as of such date. Such payment shall be calculated at your Base Salary rate as Chief Financial Officer, and shall be made in accordance with applicable law and the Company’s standard payroll practices. During the Subsequent Service Period, you shall continue to accrue vacation entitlement to the extent permitted by Company policy.
(g)Certain Company Devices. At the end of the Transition Period, you shall be entitled to retain ownership of any Company-issued computer, tablet, and mobile phone. You may also retain your existing mobile phone number, subject to any applicable transfer procedures and carrier requirements. Prior to transfer of ownership, the Company shall perform a complete data wipe of all Company confidential information and proprietary software from the devices. You agree to cooperate with the Company to facilitate the data wipe and transfer process.
(h)Business Expense Reimbursement. The Company will reimburse you for any approved travel or other necessary business expenses incurred by you in the performance of your duties during the Transition Period, in accordance with the Company’s expense reimbursement policies as in effect from time to time; provided, however, that such expenses must be paid no later than the last day of the calendar year following the calendar year in which such expenses were incurred, and further provided that in no event will the amount of expenses so reimbursed in one taxable year affect the amount of expenses eligible for reimbursement in any other taxable year.
III.Early Termination of Transition Period
The Transition Period shall terminate prior to the Separation Date in the following circumstances:

A.Termination by the Company
The Company may terminate the Transition Period prior to the Separation Date only for Cause, as defined below, and not, for the avoidance of doubt, for any other reason. In the event the Company terminates the Transition Period for Cause, your equity awards shall stop vesting upon such termination and shall be forfeited to the extent unvested, and you shall only receive the accrued but unpaid Base Salary through the date of termination and any accrued and unused vacation entitlement which has not been previously paid out. In such event, you also will not receive your FY 2025 Bonus to the extent not previously paid.
For purposes of this Agreement, “Cause” means any one of the following: (i) your conviction of, or plea of guilty or no contest to, (A) a felony or (B) a crime involving moral turpitude, the nature and circumstances of which would materially adversely affect your ability to carry out your duties and responsibilities to the Company or any of its affiliates;

(ii) your unauthorized use or willful disclosure of the proprietary or other confidential information of the Company or any of its affiliates or of any client or customer of the Company or any of its affiliates; (iii) any act of fraud, embezzlement, theft or willful misappropriation involving assets of the Company or any of its affiliates or of any client or customer of the Company or any of its affiliates; (iv) your insubordination (meaning the repeated refusal to carry out lawful and reasonable directives of the Board of Directors of the Company, other than during a period of your incapacity due to physical or mental illness); (v) your material breach of any material agreement with the Company or any of its affiliates or material violation of a material policy or the code of conduct of the Company or any of its affiliates, in each case, that have been provided or made available to you in writing, including, without limitation, a material violation of the Company’s anti-harassment or anti-discrimination policies; (vi) gross negligence or willful misconduct in the performance of your duties and responsibilities to the Company or any of its affiliates, or (vii) engaging in misconduct or offensive or inappropriate activity, in each case that causes actual or potential significant harm (including financial or reputational harm) to the Company or any of its affiliates; provided, that “Cause” pursuant to the foregoing clauses (ii), (v), and (vii) shall exist only if the Company has (x) provided you with written notice of the applicable Cause event (which specifically identifies, in reasonable detail, the basis for alleging a Cause event) within 60 days of the Company learning of such Cause event, and (y) provided you shall have a period of 30 days thereafter to cure such Cause event (if such Cause event is curable). Any act or failure to act based upon: (A) authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or any other direction from the Board of Directors of the Company or (B) advice of counsel for the Company, shall be presumed to be done or omitted to be done by you in good faith and in the best interests of the Company absent evidence of bad faith on the part of you.
B.Termination by You
You may terminate the Transition Period for any reason prior to the Separation Date upon ten (10) days’ written notice. In addition, the Transition Period shall automatically terminate upon your commencement of any employment or other full-time service for compensation with any other person or entity (and you shall notify the Company in writing promptly following accepting any such employment or service) unless such employment or service has been previously authorized by the Company as provided in Section I. Upon any such termination by you for any reason, your equity awards shall stop vesting, all unvested equity awards shall be forfeited, and you shall only receive the accrued but unpaid Base Salary through the date of termination, your FY 2025 Bonus, if unpaid (subject to the provisions of Section II) and any accrued and unused vacation entitlement which has not been previously paid out.
C.Resignation from Officer Positions
Effective on the date that the Transition Period and your employment with the Company ends for any reason, you hereby resign from any and all positions you hold with the Company and any of its subsidiaries. You agree to take any additional actions and to execute any additional documentation reasonably required in order to effectuate the resignations described in the immediately preceding sentence.

IV.Proprietary Rights Agreement
By signing this Agreement, you reaffirm and agree to observe, abide by and be bound by the terms of the Proprietary Information and Inventions Agreement, that you signed with the Company (the “Confidentiality Agreement”). You also agree that no later than promptly following your last day of employment hereunder, you will make a reasonable and good faith effort to search for and return all documents and other items provided to you by the Company, developed or obtained by you in connection with your service with the Company, or otherwise belonging to the Company (other than de minimis items). Notwithstanding the foregoing, you shall be permitted to retain your personal correspondence and all information reasonably necessary for you to prepare your personal tax returns. Notwithstanding any other provision herein or in any other agreement, you shall not be held liable under this Agreement, any other agreement, or any federal or state trade secret law for making a confidential disclosure of a Company trade secret or other confidential information to a government official or an attorney for the purpose of reporting or investigating a suspected violation of law or regulation, or in a court filing under seal.
V.Non-Disparagement
You agree that you shall not in any way or by any means disparage the Company, the members of the Company’s Board of Directors or the Company’s officers and employees. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

VI.Release
By signing this Agreement, you, on your own behalf and on behalf of your heirs, family members, executors, agents, and assigns, hereby and forever release the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”) from, and agree not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date of your signing of this Agreement relating to or arising from your employment relationship with the Company and the termination of that relationship, including, without limitation:

a.any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law. For the avoidance of doubt, this does not affect your right to continued vesting under Section II(b) above;
b.any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
c.any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the Age Discrimination in Employment Act; and the Older Workers Benefit Protection Act;
d.any and all claims for violation of the federal or any state constitution;
e.any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
f.any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by you as a result of this Agreement; and
g.any and all claims for attorneys’ fees and costs.
You agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released, subject to the limitations set forth in this Section. Notwithstanding any term in this Agreement, this release does not extend to any obligations or rights incurred under this Agreement. Notwithstanding any term in this Agreement, this release does not release claims or rights that cannot be released as a matter of law, including, but not limited to, your right to file a charge with, participate in an investigation by, provide information to, or otherwise assist the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give you the right to recover any monetary damages from the Company; your release of claims herein bars you from recovering such monetary relief from the Company), or claims under the California Fair Employment and Housing Act. Notwithstanding any other term in this Agreement, this release does not release claims or your right: to receive benefits required to be provided in accordance with applicable law, including without limitation, continued health coverage under COBRA; in and to your Company equity, including, without limitation, your right to vest during the term of your employment, receive delivery of, exercise, hold and sell your Company equity (subject to the terms of the documents and plans governing such equity); arising after the date you execute this Agreement. In addition, nothing herein shall waive your right to receive any whistleblower award.
You acknowledge that you have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
You, being aware of said code section, agree to expressly waive any rights you may have thereunder, as well as under any other statute or common law principles of similar effect.
You further represent that you have no lawsuits, claims, or actions pending in your name, or made on your behalf by any other person or entity, against the Company or any of the other Releasees, relating to claims which would otherwise be released under this Agreement.
You understand that this Agreement shall be null and void if not executed and returned to the Company on the date hereof or within twenty-one (21) days thereafter. This Agreement will become effective on the eighth (8th) day after its execution (the “Effective Date”) by you, provided that you have not revoked your acceptance by notifying Kurt Pletcher at Equinix, Inc., One Lagoon Drive, Redwood City, California 94065 in writing or by email at kpletcher@equinix.com on or before the seventh (7th) day after its execution by you.

You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”), and that this waiver and release is knowing and voluntary. You agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA and OWBPA after the date of your execution of this Agreement. You acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that: (a) you should consult with an attorney prior to executing this Agreement; (b) you have twenty-one (21) days within which to consider this Agreement; (c) you have seven (7) days following your execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so. In the event you sign this Agreement and return it to the Company in less than the 21-day period identified above, you hereby acknowledge that you have freely and voluntarily chosen to waive the time period allotted for considering this Agreement.
VII.No Admission of Liability
You and the Company understand and acknowledge that the release contained in Section VI constitutes a compromise and settlement of any and all actual or potential disputed claims by you and the Company. No action taken by the Company or you hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company or you of any fault or liability whatsoever to you, the Company or to any third party.
VIII.Costs
The parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

IX.Authority
The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. You represent and warrant that you have the capacity to act on your own behalf and on behalf of all who might claim through you to bind you to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

X.No Representations
You represent that you have had an opportunity to consult with an attorney, and have carefully read and understand the scope and effect of the provisions of this Agreement. You have not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

XI.Status; Tax Withholdings
During the Transition Period, you will be considered an employee of the Company for purposes of applicable law. All payments pursuant to this Agreement are subject to all applicable tax withholdings.
XII.Severability
In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
XIII.Entire Agreement
This Agreement and attachments represent the entire agreement and understanding between the Company and you concerning the subject matter of this Agreement and your employment with and separation from the Company, and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and your relationship with the Company, with the exception of the agreements referenced in this Agreement, including but not limited to, the Confidentiality Agreement and any applicable Company equity plan or equity award agreement. In addition, for the avoidance of doubt, except as otherwise set forth in this Agreement, you acknowledge that you are not entitled to any severance or other termination benefits in connection with the changes to your terms and conditions of employment and the termination of your employment as contemplated by this Agreement.
XIV.No Oral Modifications
This Agreement may only be amended in a writing signed by you and the Company.
XV.Section 409A
It is intended that this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
The Company and you will work together in good faith to consider either (i) amendments to this Agreement, or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to you under Section 409A, provided that in making such amendments or revisions the Company and you shall reasonably attempt to maintain the original economic intent of the applicable provision without contravening the provisions of Section 409A of the Code to the maximum extent practicable.
XVI.Governing Law
This Agreement shall be governed by the laws of the State of California, without regard to choice-of-law provisions. You consent to personal and exclusive jurisdiction and venue in the State of California.
XVII.Counterparts
This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
XVIII.Voluntary Execution of Agreement
You understand and agree that you executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of your claims against the Company and any of the other Releasees.
XIX.No Guaranteed Employment
Nothing in this Agreement shall be construed as conferring any right upon you to continued employment with the Company, or interfere with the right of the Company to terminate, or change the terms of, your employment at any time.

XX.No Duty to Mitigate
You shall have no duty to mitigate any breach of this Agreement by the Company and, except as expressly provided herein, any amounts due under this Agreement shall not be reduced by compensation received from subsequent employment.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.
Keith Taylor, an individual
Dated: 12/2/25
By:     /s/ Keith Taylor

Equinix, Inc.

Dated: 12/2/25

By:     /s/ Brandi G. Morandi
Name: Brandi Galvin Morandi
Title: Chief People Officer

[Signature Page to Transition Agreement]

ATTACHMENT A
SERVICES AND RESTRICTIONS

During the Subsequent Service Period, the Services as reasonably directed by the Chief Executive Officer may include, without limitation, assisting in the transition of your duties, working on matters relating to special projects for the Chief Executive Officer, and providing ongoing strategic advice and support to the Chief Executive Officer and senior management of the Company; provided, however, that you shall not be required to provide Services in excess of 20 hours per week.
After the CFO Transition Date, you shall continue to have Workday access for your own personal information only and email and calendar access on the Company’s system, and no access to any of the Company’s other systems, with the exception of Teams which may be used for the sole purpose of collaborating on special projects as directed by the Chief Executive Officer. For the avoidance of doubt, you agree to use your Company email only for Company-related purposes during the Transition Period.
In addition, you agree that you will attend any offsite or senior management meetings of the Company following the CFO Transition Date only if requested to do so by the Company’s Chief Executive Officer.
A-1

ATTACHMENT B
CURRENT OUTSIDE ACTIVITIES

Invitation Homes Inc.
Frozen Logistics, LLC
Entefy, Inc.
B-1